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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-20479) pertaining to the Alco Standard Corporation Stock Participation Plan (the "Plan") and in the related Prospectus of our report dated May 20, 1994, with respect to the financial statements and schedules of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.


Philadelphia, Pennsylvania
June 22, 1994